SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                    PURSUANT TO SECTION 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 5, 2003 (OCTOBER 31,
                                      2003)


                                  CRESTED CORP.
                                  -------------
              EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           COLORADO                  0-8773                   84-0608126
----------------------------     --------------          -------------------
(STATE OR OTHER JURISDICTION      (COMMISSION            (I.R.S.  EMPLOYER
     OF INCORPORATION)               FILE NO.)           IDENTIFICATION NO.)


GLEN  L.  LARSEN  BUILDING
877  NORTH  8TH  WEST
RIVERTON,  WY                                                    82501
--------------------------------------------                  -----------
(ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICES)                  (ZIP  CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (307) 856-9271


                                 NOT APPLICABLE
                                 --------------
              (FORMER NAME, FORMER ADDRESS OR FORMER FISCAL YEAR,
                          IF CHANGED FROM LAST REPORT)

ITEM  5.  OTHER  EVENTS.

     Registrant's parent, U.S. Energy Corp. ("USEG") announced on October 31, 203, that USEG's wholly owned subsidiary Plateau Resources Limited (PRL) received approval from the U.S. Nuclear Regulatory Commission (NRC) to release about $2.9 Million of excess reclamation bond funds on the Shootaring Canyon Uranium Mill located in southeastern Utah. In 1993, when USEG acquired the Mill, PRL had posted a surety reclamation bond with the NRC of $2.5 Million for the reclamation of the Shootaring Canyon Uranium Mill. In fiscal 1997, PRL requested that the status of the Mill license be changed from standby to operational. As a result of the change of the Mill license to operational status, the NRC required that the cash bond be increased to $6.7 Million. The bond was posted and the Mill status was changed to operational. Due to uranium market conditions in 2002, PRL decided to change the license status from operational back to reclamation and filed a new reclamation plan. The NRC has reviewed the revised reclamation and decommissioning plan and has agreed to a $6.1 million reclamation plan. The NRC therefore approved the release of some $2.9 Million from the existing cash bond to PRL and retained $6.1 Million to cover the new reclamation plan. These funds will be used to initiate reclamation activities as well as advancing the business plan in developing the coalbed methane natural gas resources by Rocky Mountain Gas, Inc., a subsidiary of USEG and Registrant.

ITEM  7.     FINANCIAL  STATEMENTS  AND  EXHIBITS.

     (a)  Financial  statements  of  business  acquired.  Not  applicable.

     (b)  Pro  forma  financial  information.  Not  applicable.

     (c)  Exhibits.  Not  applicable

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CRESTED  CORP.



Dated:  November  5,  2003              By:  /s/ Daniel P. Svilar
                                            ------------------------------------
                                            Secretary